Exhibit 99.2

Kevin:

Thank you, ___________, and welcome everyone to National Research Corporation’s 2022 third quarter earnings call. My name is Kevin Karas, the company’s CFO, and joining me on the call today is Linda Stacy, our Vice President of Finance.

Before we continue, I would ask Linda to review conditions related to any forward-looking statements that may be made as part of today’s call.

Linda.

Linda:

Thank you, Kevin.

This conference call includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the facts that could affect the Company's future results, please see the Company's filings with the Securities and Exchange Commission. With that, I’ll turn it back to you, Kevin.

Kevin:

Thanks, Linda, and again, welcome everyone.

During the third quarter we continued to see growth in the interest and adoption of our Human Understanding Program. This Program provides care teams insights to understand each patient’s fears and expectations and use that information at every interaction to understand what matters most and treat each patient as a unique person. Last quarter we noted the adoption of the Human Understanding Program by Novant Health and the focus at our annual Symposium in August. Our Symposium event was extremely successful, drawing over 500 attendees, both virtually and in person, with the theme of Human Understanding – Connecting Through Stories. The increased understanding and interest building throughout our client base is driving more growth in our sales pipeline and resulted in several more client adoptions in the third quarter. We are also focused on hiring more sales associate resources to accelerate our growth in contract value.

Let me turn the call back over to Linda to review our financial performance and then open the call to your questions.

Linda

Thank you, Kevin.

We ended the third quarter with $148.0 million in total recurring contract value or TRCV. Our TRCV metric represents the total revenue projected under all renewable contracts for their respective next annual renewal periods, assuming no upsells, downsells, price increases, or cancellations, measured as of the most recent quarter end. Our third quarter 2022 ending TRCV decreased by 2% over the prior year.

The decline in TRCV growth rate in 2022 was impacted by our strategy to continue to evolve our business mix as we focus on growing our digital core solutions, while at the same time discontinuing certain legacy or non-core solutions. As of September 30, 2022, our core solution TRCV growth rate was a 2% increase compared to September 30, 2021.

Revenue growth for the third quarter 2022 decreased compared to the third quarter of 2021 primarily due to a $660,000 revenue reduction from the scheduled closure of our Canadian location. Revenue in the US increased $584,000 mainly from growth in the recurring revenues in our existing client base.

Third quarter 2022 operating income declined by 15% compared to the same period in 2021, as a result of slightly lower revenue and an increase in operating expenses of approximately $2 million as we continue to allocate more resources to support the long-term success of the business.

Marketing expense increased by approximately $1 million in the third quarter of 2022 compared to the third quarter of 2021 to support programs building brand awareness and sales lead generation. We believe these investments will result in driving increased interest in the Human Understanding Program.

Associate expenses increased by approximately $700,000 in the third quarter 2022 compared to the prior year as we continue to focus on retaining and growing our talent base and supporting our most important asset, that being our associates.

Investments in automation initiatives resulted in an increase in expense of approximately $300,000 in the third quarter. We believe that continued automation is essential to enable our associates to better leverage their skills and add more value to our clients.

Third quarter 2022 income tax expense decreased by $418,000 compared to third quarter 2021 as a result of lower operating income. The effective tax rate in the third quarter for both 2022 and 2021 was 24%.

Net income for the third quarter 2022, was $8.3 million, compared to $9.7 million for same period in 2021.

For the first nine months of 2022, revenue increased by 3% to $113.4 million compared to $109.7 million in 2021. Net income for the first nine months of 2022 decreased to $25.2 million compared to $27.8 million for the first nine months of 2021.

The Company’s Board of Directors has established priorities for capital allocation with funding of innovation and growth investments, including both M&A activity and internal projects, as the preferred use of capital. The Company funded $9.3 million for innovation and growth purposes in the first nine months of 2022 in addition to quarterly dividend payments to shareholders totaling $15.0 million and $25.3 million for share repurchases.

That concludes my comments for this morning. I’ll now turn the call back to Kevin.

Kevin

Thank you, Linda.

This completes our prepared remarks, so operator I will now ask you to open the call to any questions.

Closing Statement – Kevin

Thank you for your time today. We look forward to sharing our results again next quarter.

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